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EXHIBIT 10.13

EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is dated as of January 1, 2003 and made by and between TOM BROWN, INC., a Delaware corporation (the "Company"), having its principal offices at 555 17th Street, Suite 1850, Denver, Colorado 80202, and JAMES D. LIGHTNER ("Employee"), an individual residing at 4503 W. Wagon Trail Drive, Littleton, Colorado 80123.

W I T N E S S E T H:

        NOW, THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the Company and Employee hereby agree as follows:

        1.    Employment.    The Company hereby agrees to employ Employee, and Employee hereby agrees to render his exclusive service to the Company, in the capacity of Chairman of the Board, Chief Executive Officer and President of the Company, with such duties as may be assigned to him from time to time by the Board of Directors of the Company (the "Board") for the period commencing on the date hereof and ending on December 31, 2005 (the "Employment Period"), subject to earlier termination as hereinafter provided.

        2.    Place of Employment.    Unless otherwise agreed by the Company and Employee, throughout the Employment Period of this Agreement, Employee's business office shall be located in Denver, Colorado, at such location in the Denver metropolitan area as may be specified by the Board.

        3.    Compensation.    Employee shall be compensated by the Company at a minimum base rate of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) per annum, payable semi-monthly on the fifteenth and final days of each month during the Employment Period, subject to such increases and additional payments as may be determined from time to time by the Board in its sole discretion. Such compensation shall be in addition to any group insurance, pension, profit sharing and other employee benefits, including the Company's existing employee benefit plans, which are extended from time to time to Employee in the discretion of the Board and for which Employee is eligible. Subject to such rules and procedures as are from time to time specified by the Company, the Company shall also reimburse Employee for all reasonable expenses incurred by him on behalf of the Company.

        4.    Performance of Services.    Employee shall devote his full working time to the business of the Company (which may include service on oil and gas industry association boards consistent with the Company's business interests); provided, however, Employee shall be excused from performing any services for the Company hereunder during periods of temporary incapacity and during vacations conforming to the Company's standard vacation policy (which for Employee shall be a minimum of four weeks per year), without thereby in any way affecting the compensation to which he is entitled hereunder.

        5.    Noncompetition.    Employee agrees that during his employment by the Company and for so long thereafter as he is receiving Severance Benefit Payments (as such term is defined in Section 10), he will not, directly or indirectly, either through any kind of ownership (other than ownership of securities of publicly held corporations of which Employee owns less than one percent (1%) of any class of outstanding securities) or as a director, officer, agent, employee or consultant, engage in any business which is competitive with the business of the Company within the states of Texas, Wyoming, Utah and Colorado as well as the province of Alberta. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof. Employee shall be relieved from the restrictions of this Section 5 only in the event Employee is terminated due to Trigger Events in accordance with the Severance Agreement (as defined in Section 20).

        6.    Continuing Obligations.    In order to induce the Company to enter into this Agreement, Employee hereby agrees that all non-public documents, records, techniques, business secrets and other information which have come into his possession from time to time during his employment by the Company or which may come into his possession during his employment hereunder, shall be deemed to be confidential and proprietary to the Company and Employee further agrees to retain in confidence any confidential information known to him concerning the Company and its subsidiaries and their respective businesses so long as such information is not publicly disclosed by the Company in the ordinary course of the Company's business; provided, however, that the express obligation to retain such confidence shall expire eighteen (18) months after Employee's termination of employment. In the event of a breach or threatened breach by Employee of the provision of this Section 6, the Company shall, in addition to any other available remedies, be entitled to an injunction restraining Employee from disclosing, in whole or in part, any such information or from rendering any services to any person, firm or corporation to whom any of such information may have been disclosed or is threatened to be disclosed.

        7.    Property of Company.    All data, drawings and other records and written material prepared or compiled by Employee or furnished to Employee while in the employ of the Company shall be the sole and exclusive property of the Company, and none of such data, drawings or other records, or copies thereof, shall be retained by Employee upon termination of his employment.

        8.    Surviving Provisions.    The provisions of Sections 5 (for so long as Employee is receiving Severance Benefit Payments), 6 and 7 of this Agreement shall continue to be binding upon Employee in accordance with their terms, notwithstanding termination of Employee's employment hereunder for any reason.

        9.    Termination for Cause.    It is agreed and understood that the Company can terminate the employment of Employee under this Agreement without obligation to pay the Severance Benefit Payment (as described below) or any other obligation under this Agreement if such termination is for cause, and that, without prejudice to the generality of the right to terminate for cause, each of the following contingencies shall be examples of cause:

          (i)    conviction of a felony or a misdemeanor involving moral turpitude, (ii) failure to perform his duties or responsibilities in a manner satisfactory to the Company, (iii) engagement in conduct which is injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company's or an affiliate's funds or other property), (iv) engagement in business activities which are in conflict with the business interests of the Company, (v) insubordination or (vi) engagement in conduct which is in violation of the Company's safety rules or standards or which otherwise causes injury to another employee or any other person (collectively, termination for "cause"); provided, however, that if the Board determines, in the reasonable exercise of its discretion and business judgment, the matter is such that it may be cured by Employee, the Board shall provide written notice specifying the matters constituting cause for dismissal as well as the manner in which the matters shall be cured, and Employee shall be given 30 days to correct the matters in a manner satisfactory to the Board.

        The Company may for cause terminate Employee's employment under this Agreement without advance notice, except as otherwise specifically provided for in respect of cureable situations. Termination shall not affect any of the Company's other rights and remedies.

        10.    Severance Benefit Payment.    Upon the occurrence of a Severance Event (as defined below) and Employee's resignation from or termination of employment as a result thereof, the Company shall, in lieu of any other payment obligation under this Agreement, provide Employee with a severance benefit payment in an amount equal to Employee's then existing annual base pay plus an amount equal to an average of Employee's three previous annual cash bonuses (collectively, the "Severance Benefit Payment") plus continuation of medical and dental plan coverage (subject to the terms of such plans and to Employee's making any required contributions thereto) for a period of one year from such resignation or termination. For purposes of this Agreement, a "Severance Event" is any one of the events specified in subsections (a) through (d) below:

          (a)  Without the express written consent of Employee, the assignment of Employee to any duties inconsistent with his position, duties, responsibilities or status with the Company as such exist as of the date hereof or a reduction of his duties or responsibilities for reasons other than cause;

          (b)  Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 13 hereof;

          (c)  Any failure by the Company or its stockholders, as the case may be, to re-elect Employee to the corporate offices of Chairman of the Board, Chief Executive Officer and President, or upon his removal from any such office for reasons other than cause; or

          (d)  Any breach by the Company (or any successor) of any of the provisions of this Agreement or any failure by the Company to carry out any of its obligations hereunder for reasons other than cause.

        The Severance Benefit Payment shall be paid to Employee in semi-monthly installments in the same amounts and at the same times as Employee's base pay was being paid at the time of the Severance Event, until the full amount of the Severance Benefit Payment has been paid.

        11.    Payment of Certain Costs of Employee.    If a dispute arises regarding a termination of Employee or the interpretation or enforcement of this Agreement, all legal fees and expenses incurred by Employee in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or in otherwise pursuing his claim will be paid by the Company, to the extent Employee prevails. The Company further agrees to pay prejudgment interest on any money judgment obtained by Employee calculated at the J. P. Morgan Bank prime interest rate in effect from time to time from the date that payment(s) to him should have been made under this Agreement.

        12.    Mitigation.    Employee is not required to mitigate the amount of any payments to be made by the Company pursuant to this Agreement by seeking other employment or otherwise.

        13.    Successors.    (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled hereunder if he were to terminate his employment pursuant to subsections 10(a), 10(b), 10(c) or 10(d). As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        (b)  This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die during the term hereof, the Company shall pay an amount equal to any amounts then payable to Employee hereunder, plus an amount equal to three months' salary, with all such amounts to be paid to Employee's devisee, legatee or other designee or, if there be no designee, to his estate.

        14.    No Inconsistent Obligation.    Employee represents and warrants that he has not previously assumed any obligations inconsistent with those of this Agreement.

        15.    Modification.    This Agreement shall be in addition to all previous agreements, written or oral, relating to Employee's employment by the Company, and shall not be changed orally, but only by a written instrument to which the Company and Employee are both parties.

        16.    Binding Effect.    This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its properties.

        17.    Law Governing.    This Agreement is made, accepted and delivered in Denver, Colorado, is performable in Denver, Colorado, and it shall be construed and enforced according to the laws of the State of Colorado. Venue shall lie in the City and County of Denver, Colorado for the purpose of resolving and enforcing any dispute which may arise under this Agreement and the parties agree that they will submit themselves to the jurisdiction of the competent State or Federal Court situated in the City and County of Denver, Colorado.

        18.    Invalid Provision.    In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be impaired thereby.

        19.    Notice.    For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to Company:

    Tom Brown, Inc.
    555 17th Street
    Suite 1850
    Denver, Colorado 80202
    Attn: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        20.    Effective May 3, 1999, Employee and the Company entered into that certain Severance Agreement (as amended May 10, 2001, the "Severance Agreement") which provides Employee with compensation in the event of a Change in Control or an Asset Acquisition (each as defined therein and collectively referred to herein as "Trigger Events").    Notwithstanding anything to the contrary set forth in this Agreement, if Employee's employment with the Company is terminated such that the provisions of the Severance Agreement are applicable to Employee, Employee shall have the option to accept the greater of the benefits of this Agreement or the Severance Agreement (which benefits are intended to be mutually exclusive and not cumulative upon a termination in conjunction with the occurrence of either of the Trigger Events).

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE		TOM BROWN, INC.
By:	/s/ JAMES D. LIGHTNER James D. Lightner	By:	/s/ T. W. DYK T. W. Dyk Executive Vice President and Chief Operating Officer

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  EXHIBIT 10.13